                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                               FEBRUARY 11, 1999


                               SOURCE MEDIA, INC.
             (Exact name of registrant as specified in its charter)



            DELAWARE                 0-21894                  13-3700438
         (State or other           (Commission               (IRS Employer
         jurisdiction of           File Number)             Identification No.)
         incorporation)




                5400 LBJ FREEWAY, SUITE 680, DALLAS, TEXAS         75240
                 (Address of principal executive offices)        (Zip Code)



              Registrant's telephone number, including area code:

                                 (972) 701-5400

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Item 5.  Other Events

         On February 11, 1999 Source Media, Inc. (the "Company") and Prevue Ventures, Inc. ("Prevue"), a subsidiary of United Video Satellite Group, Inc. ("United Video"), announced in a press release in the form attached as Exhibit 99 that the parties have executed a Letter of Intent to enter into a joint venture to establish a new business entity ("Newco") to conduct the Company's lines of business that are unrelated to the "IT Network" business of providing recorded voice information services through the telephone on a free, pay-per-call or pay-per-minute basis. The Letter of Intent is subject to the execution of definitive documentation, including representations and warranties, covenants and conditions to closing. There can be no assurance that the Company and Prevue will be able to agree on the form of such definitive documents or that, if agreed upon, the transaction will be consummated.

         Pursuant to the terms of the Letter of Intent, upon formation of Newco Prevue would acquire 842,105 shares of Common Stock of the Company for a purchase price of $12 million in cash. The Company would also issue to Prevue five-year warrants to acquire up to 14,155,356 shares of the Company's Common Stock at an exercise price of $14.25 per share. The Company and Prevue would enter into a stockholders agreement with provisions to protect Prevue's interest in the Company, including preemptive rights and proportionate Board representation. Initially, upon the closing of the transaction, the Company's Board of Directors would consist of seven members, two of which would be designated by Prevue.

         Newco would be capitalized initially with a $5 million capital contribution by Prevue in consideration for a 45% equity ownership in Newco. The Company would grant to Newco an exclusive, perpetual, royalty free, irrevocable, worldwide license, with the right to sublicense, to all of the Company's intellectual property that has application in its VirtualModem(TM) and Interactive Channel business, as well as any future lines of business of Newco, except that Newco's license would specifically exclude application in the field of on-screen television program guides. The Company would grant to Prevue an exclusive, perpetual, royalty free, irrevocable, worldwide license, with the right to sublicense, to all of the Company's intellectual property solely for use and application in such field of on-screen television program guides.

         Prevue would also commit to provide Newco advances, on an as-needed basis, of up to $5 million to fund the operations of Newco. Such advances would be in the form of secured convertible subordinated debentures ("Newco Debentures") accruing interest at a compounding annual rate of 6%. Interest would not be payable during the first five years, and the Newco Debentures would mature after seven years, at which time all principal and the interest accrued during the first five years would be payable. The Newco Debentures would be convertible into super-voting equity interests of Newco. Assuming the full funding in respect of the Newco Debentures and a full conversion thereof, including conversion of accrued interest amounts for the first five years, Prevue would have an approximately 60% equity ownership in Newco and approximately 90% of the total voting power of Newco.

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         Each of the Company and Prevue have further committed to provide funding of up to an additional $10 million proportionally in accordance with their respective interests in Newco pursuant to capital calls made by Newco management in accordance with the expenditures contained in an agreed upon budget. The funding of such $10 million amount, and any additional funding that may be required by Newco, requires a 90% vote if needed during the first three years, are thereafter a majority of the Newco votes, in accordance with specified capital call procedures.

         Prevue would also contribute certain services to Newco, including affiliate sales and marketing, network operations, accounting and national advertising sales and support. The Company would contribute to Newco system specific, locally focused content, including local advertising, yellow pages, classified advertising, local news and sports information. Prevue, through its ultimate parent company United Video, would be required to use commercially reasonable efforts to facilitate distribution of Newco's products through United Video's affiliates and other contractual relations. It is anticipated that both Prevue and the Company will provide other additional services to Newco, in all cases on commercially reasonable terms and on an arm's-length basis. Both Prevue and the Company have agreed that they will not compete with the services of Newco while a significant shareholder of Newco.

         The Company and Prevue would initially have equal management representation in Newco. Prevue would have the right to nominate the President and Chief Operating Officer of Newco, subject to Company approval. Upon the acquisition by Prevue of a majority of the votes of Newco, Prevue would obtain management control. However, certain special actions by Newco would continue to require a 90% super-majority vote. Such special actions would include material deviations from Newco's business strategies during the first three years, (including a significant deviation in the amount of capital contributions by the parties from an agreed upon business plan) issuance of additional equity, distributions to equity holders, asset sales and other significant matters.

         The Letter of Intent contemplates a "buy-sell" arrangement whereby either party, following the third anniversary of the joint venture, may send to the other party a notice specifying a price at which the other party can purchase the notifying party's entire interest in Newco. If the notified party does not elect to effect such purchase, it must sell its interest in Newco to the notifying party at the specified price. All super-majority voting rights would terminate upon the initiation of a buy-sell procedure or an initial public offering of Newco. The Company would be required to redeem the warrants issued to Prevue upon the initiation of a buy-sell procedure. The redemption price would be payable, at the election of Prevue, either in Company Common Stock or, if permitted, in cash. The Letter of Intent also provides for certain transfer restrictions relating to Newco interests, drag-along and tag-along rights with respect to such interests and rights upon a change in control of the Company.

         The Letter of Intent requires that the parties negotiate the definitive documents in good faith, with commercially reasonable efforts, and exclusively with each other for 90 days. If either the Company or Prevue fails to use its good faith commercially reasonable efforts as such, the other has agreed to pay as liquidated damages $3 million plus out-of-pocket costs and expenses associated

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with due diligence and negotiation. In addition, the Company has agreed to pay such liquidated damages and costs and expenses if it breaches the exclusivity agreement prior to execution of definitive documents and, within 240 days after the execution of the Letter of Intent, enters into a significant transaction with a third party.

         Upon the execution of definitive documents, the Company intends to seek the approval of its common stockholders, as well as the approval of the holders of its long-term debt and preferred stock. The consummation of the definitive documents will also be subject to any required clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("Hart-Scott"). If for any reason the transaction is not consummated after the execution of definitive documents, other than a failure to satisfy the condition relating to Hart-Scott, the Company would be required to grant to Prevue a perpetual and non-exclusive license to the Company's intellectual property. Such license would require payments of royalties to the Company in an amount equal to .001% of revenues attributable to the intellectual property, but in no event less than $50,000 annually. If the transaction is not consummated after the execution of definitive documents as a result of the Company's breach of the exclusivity agreement and the Company enters into a significant transaction with a third party within one year after the execution of the Letter of Intent, in addition to such non-exclusive license grant, the Company would be required to pay Prevue as liquidated damages $10 million plus out-of-pocket costs and expenses, provide for two Prevue representatives on a seven-member Board of Directors of the Company and issue to Prevue five-year warrants to acquire 3,208,700 shares of the Company's Common Stock at an exercise price of $7.125 per share.

         The obligations of Prevue under the Letter of Intent and the definitive documents, if any are entered into, are guaranteed by United Video.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

         99 Source Media, Inc., February 12, 1999 press release announcing a joint venture between Source and Prevue to establish a new business entity.

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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  February 16, 1999                    SOURCE MEDIA, INC.



                                            By: /s/ TIMOTHY P. PETERS
                                               -------------------------------
                                               Timothy P. Peters,
                                               Chairman of the Board and
                                               Chief Executive Officer
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                               INDEX TO EXHIBITS

Exhibit
Number            Description
------            -----------
99                Source Media, Inc., February 12, 1999 press release
                  announcing a joint venture between Source and Prevue to
                  establish a new business entity.